Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of Elbit Vision Systems Ltd., (the “Company”) for the registration of 18,355,455 shares of its common stock and to the incorporation by reference therein of our reports (a) dated July 8, 2005, with respect to the financial statements of Yuravision Co., Ltd. included in the Annual Report (Form 20-F) of Elbit Vision Systems Ltd. for the year ended December 31, 2004, and (b) dated July 8, 2005, with respect to the financial statements of Yuravision Co., Ltd. included in the Company’s Current Report on Form 6-K dated May 31, 2006, both filed with the Securities and Exchange Commission.

Ernst & Young Han Young

Seoul, Korea
May 31, 2006